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                                                              June 20, 2000


DMAC Engineering
432 Hickory Avenue
Carney's Point, New Jersey 08069
Attention:  Mr. Donald McIntire


Dear Mr. McIntire:

     This will confirm the terms of your consulting agreement with Frontline Communications Corp. (the "Company"). You agree to serve on a full-time basis as a Consultant for a two-year period commencing June 21, 2000 (herein referred to as the "Term"), unless earlier terminated pursuant hereto. You shall perform your duties to the reasonable satisfaction of, and in furtherance of the business and activities of, the Company, such work to be performed primarily at the Company's office located in New Castle, Delaware; it being understood that you may be required to travel in connection with the business of the Company, the expenses incurred for such travel will be reimbursed to you as per the Frontline Employee Handbook. During the Term, you shall report directly to the Chief Operating Officer, or to whomever the Board of Directors may direct.

     During the Term of this Agreement, you shall be compensated at $40,000 per annum. Such payment shall be made to DMAC Engineering for the services rendered by you during the term of this Agreement. In addition, you shall be granted a bonus in the form of stock options based upon meeting certain performance criteria, outlined as follows:

     If during the two months immediately following the six month anniversary of the Closing of the Asset Purchase Agreement by and among the Company, DelaNet, Inc., You and Michael Brown, (the "Asset Purchase Agreement"), the Company, as a result of your actions as consultant, realizes:

     $400,000 in operating profit = you will receive 25,000 options to purchase 25,000 shares of the Company's Common Stock, par value $.01 (the "Common Stock")

     $500,000 in operating profit = you will receive 37,500 options to purchase 37,500 shares of Common Stock

     $600,000 in operating profit = you will receive 50,000 options to purchase 50,000 shares of Common Stock

     The operating profit shall be defined as earnings before interest, taxes, depreciation and amortization (EBITA) of the acquired company, after the Closing of the transaction contemplated by the Asset Purchase Agreement and shall be determined in accordance with Generally Accepted Accounting Principles. The purchase price of the

Mr. Donald McIntire
June 20, 2000
Page -2-


shares of Common Stock covered by the options shall be $3.00 per share and shall vest immediately.

     In addition to the bonus structure set forth above, the Company shall pay an additional bonus to you for any acquisition that is negotiated by you and closed by Purchaser. Such bonus shall be calculated by taking 0.5% of the 12 month trailing revenue of the acquired company measured back from the date of the closing of such acquisition.

     All expenses incident to the rendering of services reasonably incurred by you on behalf of the Company during the Term of this Agreement shall be paid by the Company in accordance with Company's expense policy.

     This Agreement may be terminated: (i) at any time for cause (as hereinafter defined); (ii) in the event of your death; or (iii) your inability, by reason of physical or mental disability, to continue to perform your duties for a period of 90 consecutive days. In any such event, the Company shall compensate you through the date of termination.

     For purposes of this Agreement, the Company shall have "cause" to terminate this Agreement upon (i) the failure to satisfactorily perform your duties under this Agreement; (ii) your engagement in criminal misconduct (including embezzlement and criminal fraud) which is injurious to the Company, monetarily or otherwise, (iii) your conviction of a felony or (iv) your gross negligence in the performance of your duties as a consultant to the Company. Prior to any termination under clause (i) above, the Company shall provide written notice to Consultant and Consultant shall have thirty (30) days, from receipt of such notice to correct the situation to the satisfaction of the Company.

Mr. Donald McIntire
June 20, 2000
Page -3-


     You agree that you will not, during the term of this Agreement and for a period of one year following the termination of this Agreement pursuant to its terms, directly or indirectly (i) use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by you during the term of this Agreement, provided, however, that you are prohibited from misappropriating any trade secret of the Company at any time during or after the termination of this Agreement; or (ii) within New York, New Jersey, Delaware and Pennsylvania engage, have an interest in (whether as an owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, consultant or otherwise) or render any services to any business competitive with the Company's business activities; or (iii) take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitation of the Company's customers or employees. Nothing in this paragraph shall prevent you from becoming an owner, either directly or in directly, of up to two percent (2%) of the publicly traded capital stock, or up to a ten (10%) interest in a privately held company, held solely for investment purposes of any other corporation engaged in the same or similar business to the Company. At no time during the Term of this Agreement or thereafter shall you, directly or indirectly, disparage the commercial, business or financial reputation of the Company. Notwithstanding the foregoing, the Company agrees that the restrictions set forth in this paragraph shall be null and void if the Company defaults under the terms of the promissory note executed by the Company in favor of DelaNet, Inc. dated June 20, 2000.

     You agree that the Company would be irreparably injured in the event of a breach by you of any of your obligations under the preceding paragraph, that monetary damages would not be an adequate remedy for any such breach, and the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

     You agree that you will not at any time during or after the termination of this Agreement, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by you during the term of this Agreement with the Company, except in response to a valid subpoena or court order. You agree to promptly provide the Company with notice in the event you receive a subpoena or court order compelling the disclosure of such information.

     You agree to disclose promptly to the Company any and all inventions, innovations, discoveries, improvements and other works of authorship conceived or made by you ("Work Product") under the terms of this Agreement and in connection with the business of or activities of the Company, and hereby assign and agree to assign all of your right, title and interest in and to such Work Product to the Company. Such Work Product will be the sole and exclusive property of the Company. Whenever requested to do so by the Company, you shall execute any and all applications, assignments or other instruments at

Mr. Donald McIntire
June 20, 2000
Page -4-


the Company's expense which the Company shall deem necessary to perfect the foregoing assignment or to protect the Company's interest therein. In the event you fail or refuse to execute such documents, you hereby appoint the Company as your attorney-in-fact (such appointment to be irrevocable and a power coupled with an interest) to act on your behalf and to execute such documents. The obligations of this paragraph shall be binding on your assigns, executors, administrators and other legal representatives. The Company shall have the right to obtain injunctive relief for violation of this paragraph and the terms of this paragraph shall survive the term of this agreement.

     If any of the provisions of this Agreement shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

     All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated above, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

     This Agreement may be extended for additional periods upon the mutual agreement by the parties, in which event the parties agree to enter into good faith negotiations with respect to salary, bonus provisions and such other terms and conditions as the parties may agree.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. You hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of New York and of the United States located in the County of New York, State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby in any action brought by the Company and waive any objection to the laying of venue of any such litigation in such courts and agree not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum. If you shall file any claim arising out of or relating to this Agreement and the transactions contemplated hereby, the Company consents to submit to jurisdiction of the Courts of the State of Delaware.

Mr. Donald McIntire
June 20, 2000
Page -5-


     You represent that the execution of this Agreement and the discharge of your obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between you and any other party.

                                               Very truly yours,

                                                FRONTLINE COMMUNICATIONS CORP.


                                                By
                                                   -----------------------------
                                                     Stephen J. Cole-Hatchard
                                                     President/CEO

AGREED TO AND ACCEPTED:


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Donald McIntire


DMAC Engineering


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